Exhibit 23(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Harris Corporation for the registration of $500,000,000 Debt Securities, Preferred Stock, Common Stock, Depositary Shares and Warrants and to the incorporation by reference therein of our report dated July 21, 2003, with respect to the consolidated financial statements and schedule of Harris Corporation included in its Annual Report (Form 10-K) for the year ended June 27, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida August 29, 2003